UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 21, 2013

MAGELLAN MIDSTREAM PARTNERS, L.P.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-16335	73-1599053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Williams Center
Tulsa, Oklahoma 74172
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (918) 574-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 21, 2013, Magellan Midstream Partners, L.P. (“Magellan”), several banks and other financial institutions (collectively, the “Lenders”) and Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), entered into the First Amendment (the “Amendment”) to that certain Credit Agreement, dated as of October 27, 2011 (the “Credit Agreement”) by and among Magellan, the Lenders and the Administrative Agent (as amended, supplemented and modified from time to time, the “Credit Agreement”). The Amendment amended the Credit Agreement to, among other matters, (i) increase the aggregate amount of the Lenders’ commitments to $1,000,000,000, (ii) extend the maturity date to November 21, 2018, and (iii) modify the credit ratings based pricing grid to a range of 1.00% to 1.75% for Eurodollar Loans (as defined in the Credit Agreement), to a range of 0.00% to 0.75% for ABR Loans (as defined in the Credit Agreement) and to a range of 0.100% to 0.275% for the commitment fee.

The disclosure contained in this Item 1.01 does not purport to be a complete description of the Amendment and is qualified in its entirety by reference to the Amendment that is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

Exhibit 10.1
First Amendment to Credit Agreement, dated as of November 21, 2013, among Magellan Midstream Partners, L.P., as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Magellan Midstream Partners, L.P.

	By:	Magellan GP, LLC,
its general partner

Date: November 22, 2013	By:	/s/ Suzanne H. Costin
	Name:	Suzanne H. Costin
	Title:	Corporate Secretary

EXHIBIT INDEX

Exhibit 10.1
First Amendment to Credit Agreement, dated as of November 21, 2013, among Magellan Midstream Partners, L.P., as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto.